UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2024

Incannex Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41106	93-2403210
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 105, 8 Century Circuit Norwest, NSW 2153 Australia	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: +61 409 840 786

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.0001 par value per share	IXHL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2024, Incannex Healthcare Pty Ltd (“Incannex”), a wholly owned subsidiary of Incannex Helathcare Inc. entered into a Facility Agreement with FC Credit Pty Ltd, pursuant to which, on October 10, 2024, Incannex received approximately A$6.9 million as the initial drawdown amount.

This facility provides Incannex with immediate access to funds based on research and development (“R&D”) expenses incurred during the 2023 and 2024 financial years, aligning with the end of the Australian financial year. The Research and Development Tax Incentive (“RDTI”) program is a key program under the Australian government's innovation framework, designed to encourage companies to undertake R&D activities that benefit Australia. It offers a tax rebate, currently at 48.5%, for eligible R&D expenses, allowing companies to recoup almost half of their R&D spending.

The program plays a crucial role in non-dilutive funding for the group, as the expected A$9,373,623 in refunds from the 2023 and 2024 financial years will not result in the issuance of additional shares or equity dilution for existing shareholders. Thus, the RDTI is particularly valuable for maintaining shareholder value while continuing significant R&D investment.

Further details of the agreement are outlined in Exhibit 10.1 filed with this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Facility Agreement between Incannex Healthcare Pty Ltd, Incannex Pty Ltd, Psychennex Pty Ltd, and FC Credit Pty Ltd, dated October 9, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Incannex Healthcare Inc.

Date: October 15, 2024		/s/ Joel Latham
	Name:	Joel Latham
	Title:	Chief Executive Officer and President

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